Exhibit 35.1

AMERICAN HONDA FINANCE CORPORATION

ANNUAL COMPLIANCE CERTIFICATE

PURSUANT TO SECTION 3.11(a) OF THE

SALE AND SERVICING AGREEMENT AND

ITEM 1123 OF REGULATION AB

I, Paul C. Honda, do hereby certify that I am the Vice President and Assistant Secretary of American Honda Finance Corporation, a California corporation (the “Company”), and further certify on behalf of the Company in its capacity as servicer (the “Servicer” and “Sponsor”) under the Sale and Servicing Agreement (the “Agreement”) dated as of February 24, 2021 among the Servicer and Sponsor, American Honda Receivables LLC, as Seller, and Honda Auto Receivables 2021-1 Owner Trust, as follows:

(i)	A review of the activities of the Servicer during the reporting period ended March 31, 2021, and of its performance under the Agreement has been made under my supervision.
(ii)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement throughout such period in all material respects.

IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of May, 2021.

/s/ Paul C. Honda
Paul C. Honda
Vice President and Assistant Secretary
(senior officer in charge of the servicing function)